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                               September 10, 1996


Ms. Anita Kopec
143 Vista del Monte
Los Gatos, CA  95032

         Re:     Employment

Dear Anita:

         Subject to formal approval by the Board of Directors of Steck-Vaughn Publishing Corporation (the "Company") and certain other approvals described below, I am pleased to confirm my offer to you of employment on the following terms:

         1. Position. You will be employed as President and Chief Executive Officer of the Company.

         2. Salary. Your base salary will be $210,000 per year. Your salary will be paid to you in accordance with the Company's standard payroll policies and procedures.

         3. Bonus Compensation. Subject to formal approval by the National Education Corporation ("NEC") Compensation and Option Committee, you will participate in NEC's EVA Incentive Compensation Plan. The Plan, as currently structured, will provide you the opportunity to earn up to 60% of your base salary for achieving 100% of your target performance. The EVA Incentive Compensation Plan also provides for additional bonus for certain over-achievement of target performance. A copy of the 1996 EVA Incentive Compensation Plan is attached. The executive bonus compensation plan is reviewed and adopted annually by the NEC Compensation and Option Committee. Provided you remain employed with the Company through the date of payment of annual executive incentive compensation (usually the last week of February or first week of March), for the initial year 1996, you will be guaranteed a minimum bonus of 30% of your annual base salary pro rated from your employment start date through December 31, 1996. Upon commencement of your employment, the Company will pay you a one-time payment equal to $675 multiplied by the number of full weeks in 1996 beginning January 1, 1996 and ending on the date of commencement of your employment with the Company.

         4. Stock Options. Subject to the formal approval by the Option Committee of the Company, you will receive non-qualified stock options to purchase 210,000 shares of the
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Ms. Anita Kopec
September 10, 1996
Page 2



Company's common stock. The options will be subject to the terms and conditions of the Company's 1993 Stock Option and Incentive Award Plan, as amended, and the terms of a separate Stock Option Agreement to be entered into pursuant to the Plan. The stock option agreement will provide for an immediate vesting of options upon a change of control. The exercise price of the option shall be the average closing price for the Company's common stock on The NASDAQ National Market System for the ten trading days prior to the date of commencement of your employment. The options will vest in equal annual installments over the first three years of your employment. The options will expire ten years from the date of grant. The Stock Option Agreement will contain a provision for the conversion of your stock options to options to purchase shares of NEC common stock in the event the Company or NEC, at any time during the term of the options, pursues any plan to purchase or otherwise eliminate the minority stockholder interests in the Company. The conversion formula will provide for the conversion of your Company options into a smaller or larger number of NEC options based upon the then-relative market values of the Company's common stock and the NEC common stock, and for the exercise price of the NEC options to be discounted from the then-market value of the NEC common stock so as to preserve any appreciated value in your options attributable to the increase in the market value of the Company's common stock between the commencement of your employment and the average of the ten trading days prior to the disclosure of any such stock purchase program by the Company or NEC.

         5. Other Fringe Benefits. You will be entitled to receive the following Company fringe benefits as they may exist or be amended from time to time:

                 (a) Participation in the NEC group health plan which provides dental, medical and eye glass coverage for you, your spouse and minor dependents.

                 (b) Participation in the executive medical program, which has a current limitation of $10,000 of covered expenses per year.

                 (c) Participation in the NEC 401(k) Retirement Plan, subject to the terms of that Plan, including a one-year waiting period.

                 (d) An automobile allowance of $6,000 per year and reimbursement of all costs in connection with the operation of an automobile including insurance, gas and maintenance.

                 (e) Membership and dues for membership in an executive health club.

                 (f) A financial planning allowance, with a current limitation of $2,500 per year.

                 (g) Subject to NEC Compensation and Option Committee approval and subject to the SERP Addendum (a copy of which is attached hereto), participation in the NEC Supplemental Executive Retirement Plan (the "SERP")
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Ms. Anita Kopec
September 10, 1996
Page 3



         6. Severance Benefits. In the event your employment is terminated by the Company other than for cause, then, in accordance with NEC policy, you will receive 12 months continuation of base salary and fringe benefits or, at your option, a lump sum payment equal to one year's salary with no fringe benefits. You will not be eligible for bonus or incentive compensation during the salary continuation period, and you will not accrue vacation or other similar benefits. Further, your stock options will not continue to vest during the salary continuation period, and must be exercised or they will expire within 90 days after termination of employment, in accordance with the terms of the Company's stock option plan and stock option agreement.

         7. Commencement Date. You will commence employment on a date to be mutually agreed, but not later than September 30, 1996.

         8. Relocation Expenses. The Company will reimburse you for the following relocation expenses:

                 (a) Reasonable nonrecurring closing costs (excluding loan points paid to obtain a reduced interest rate) on the sale of your existing and on the purchase of a new home;

                 (b) Reasonable transportation cost of household goods and furnishings from Los Gatos, California to Austin, Texas;

                 (c) Reasonable transportation cost of your family from Los Gatos, California to Austin, Texas; and

                 (d) The prepayment penalty (estimated to be approximately $8,000) and the real estate brokerage fee paid by you on the sale of your existing Los Gatos, California home.

                 (e) A cash payment equal to that portion of the above relocation expenses that must be recognized by you as income in 1996 for federal income tax purposes (and not offset by a corresponding deduction) multiplied by your anticipated 1996 marginal federal income tax rate.

         9. Termination Within Two Years - Relocation Expenses. If your employment is terminated by the Company without cause within two years after the commencement of your employment, then the Company will reimburse you for reasonable nonrecurring closing costs (expressly excluding real estate brokerage fees) on the sale of your then existing Austin home, reasonable transportation costs of household goods and furnishings from Austin to a new destination within the continental United States and reasonable transportation costs of your family from Austin, Texas to a new location within the continental United States to the extent these costs are not paid or reimbursed by a new employer. This obligation shall expire if not used within 18 months following the date of your termination of employment on the terms described above.
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Ms. Anita Kopec
September 10, 1996
Page 4



         10. Employment Policies. You understand and agree that your employment by the Company is subject to all policies and procedures of the Company and NEC. You acknowledge and agree that you have had the opportunity to, and have, reviewed and understand the Company's and NEC's employment policies. You understand and agree that your employment by the Company is "at will" and may be terminated at any time by you or the Company for any reason or for no reason. You acknowledge that, among other policies, you understand and agree to the Company's confidential information policy, insider trading of securities policy, sexual harassment policy, and mandatory arbitration of employment disputes policy.

         To signify your acceptance of this offer and confirm our understanding (subject to the Board and Committee approvals discussed above), please sign and return a copy of this letter.


                                                   Very truly yours,



                                                   Sam Yau
                                                   Chairman of the Board

SY/PCM:jar


CONFIRMED AND ACCEPTED
THIS ____ DAY OF SEPTEMBER, 1996


----------------------------------
Anita Kopec
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                                  ADDENDUM TO
                         NATIONAL EDUCATION CORPORATION
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


         This Addendum to the National Education Corporation Supplemental Executive Retirement Plan (the "SERP") is made and entered into as of the ____ day of September, 1996 by and between National Education Corporation ("NEC") and Anita Kopec ("Kopec"). For valuable consideration, the receipt of which is acknowledged, NEC and Kopec agree as follows:

         1. Serp Participation. The SERP provides certain retirement, death and disability benefits to certain executives of National Education Corporation and its subsidiaries who are selected for participation in the SERP at the discretion of the NEC Compensation and Option Committee. Kopec is hereby designated a participant in the SERP subject to all of the terms and conditions thereof as the same may be hereafter modified from time to time or terminated and subject to the terms of this Addendum.

         2. Acceleration Waiting Period. In the event of the occurrence of a transaction within eighteen (18) months following the date of this Addendum which constitutes a change of control for purposes of Section 8 of the SERP, Kopec will not receive accelerated vesting or accelerated payment of retirement benefits under Section 8 of the SERP.

   IN WITNESS WHEREOF, this Addendum has been executed as of the ___ day of September, 1996.



                                                  NATIONAL EDUCATION CORPORATION



                                                  By:
                                                     ---------------------------
                                                  Its:
                                                      --------------------------



                                                  ------------------------------
                                                  ANITA KOPEC